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                                  EXHIBIT 10.3
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                              SECOND AMENDMENT TO
                           THE MEN'S WEARHOUSE, INC.
                  1992 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


         WHEREAS, the Board of Directors and the shareholders of The Men's Wearhouse, Inc., a Texas corporation (the "Company"), have approved the Company's 1992 Non-Employee Director Stock Option Plan and the First Amendment thereto (the "Plan"); and

         WHEREAS, the directors of the Company believe it to be in the best interest of the Company to amend the Plan to provide that non-employee directors will receive an option, on the last Friday of each fiscal year of the Company (the "Final Friday"), to purchase 2,000 shares of the Company's common stock as provided in the Plan or, if the director so elects, to receive instead an option, on the Final Friday, to purchase 1,000 shares of common stock and an annual retainer fee in cash of $10,000, all as hereinafter provided.

                              W I T N E S S E T H:

         Effective upon shareholder approval of this Second Amendment, Paragraph 4 of the Plan is hereby amended to read as follows in its entirety:

                 "4.      Grant of Options.  Subject to the provisions of
         Paragraph 16 and the availability under the Plan of a sufficient number of shares of Common Stock that may be issuable upon the exercise of outstanding Options, each person who becomes a Non-Employee Director shall be granted, on the date he or she becomes a director of the Company, an Option under the Plan to purchase 2,000 shares of Common Stock at a price per share (the "Option Price") equal to the fair market value of the Common Stock on such date. In addition, for so long as this Plan is in effect and shares are available for the grant of Options hereunder, each Non-Employee Director who is a director of the Company on the last Friday of any fiscal year of the Company (the "Final Friday") shall be granted an Option to purchase 2,000 shares of the Common Stock at an Option Price equal to the fair market value of the Common Stock as of such Final Friday. In any case where a Non-Employee Director would be entitled to receive an Option for 2,000 shares of Common Stock pursuant to the preceding sentence, he or she may, upon giving written notice to the Company no later than six months prior to the time such option would be granted, elect to receive in lieu of such Option an option for 1,000 shares of Common Stock and an annual retainer fee in cash of $10,000. All such annual retainer fees shall be payable quarterly on the last day of each of the Company's fiscal quarters during which such person served as a director of the Company.






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                 For purposes of this Paragraph 4 and Paragraph 7 below, the
         "fair market value" of a share of Common Stock as of any particular date shall mean the closing price of a share of Common Stock on that date as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), provided that if no closing price for the Common Stock was so reported on that date, then the Option Price shall be the fair market value as of the first preceding date for which such prices are reported."





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